AMENDMENT TO ENSCO INCENTIVE PLAN


The ENSCO Incentive Plan of ENSCO International Incorporated is hereby amended such that Paragraph 4(c) of the Article V of the Plan is hereby deleted in its entirety and the following is substituted in its place:

(c) Discretionary Withholding. Notwithstanding the foregoing, a participant may satisfy any obligations of the Participant to pay to the Company any amount required to be withheld by the Company under applicable Tax Laws as a result of the exercise of an Option or with respect to a Grant in cash or in such other manner as may be approved by the Board or the Committee.


                                             ENSCO INTERNATIONAL INCORPORATED




Dated: November 11, 1997                     By: /s/ WILLIAM S. CHADWICK, JR.
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                                                   William S. Chadwick, Jr.